Exhibit 23.1

We hereby consent to the reference to our firm, in the context in which it appears, in the notes to the Rancher Energy Corp. audited financial statements included in the Annual Report on Form 10-K of Rancher Energy Corp. for the fiscal year ended March 31, 2008.

/s/ Ryder Scott Company, L.P. Ryder Scott Company, L.P.

Denver, Colorado
June 30, 2008